Exhibit 99.1

Tower Group 2012 Letter to Shareholders

To Our Stockholders:

For Tower Group, 2012 was a year of mixed results. From a financial perspective, it was disappointing, as the impact of Superstorm Sandy and the reserve charges we took during the year combined to yield our first annual operating loss since we went public in 2004. Despite this, we made substantial progress in advancing our long-term strategy by continuing to execute our five-year business plan, which we developed in 2010 to transform Tower into a larger, more diversified and more profitable specialty insurance company.

This effort included implementing our organic growth initiative to expand our product offerings and improve key business processes, while making our business units more entrepreneurial by recruiting talented business leaders to strengthen our existing businesses and develop new ones. We also continued to adapt our infrastructure to support our expansion by redesigning our organizational structure and improving our technology platform. Most importantly, we entered into an agreement to merge Tower with certain of the Bermuda-based reinsurance operations of Canopius Group Limited, a privately held international specialty insurance and reinsurance company. This transaction, which we are working to complete in early 2013, will create a new international holding company named Tower Group International, Ltd., which will be domiciled in Bermuda and will serve as the parent for our existing operating subsidiaries as well as the Bermuda-based reinsurance operations of Canopius with which we are merging. This combined organization will provide us with access to the world’s three key insurance markets – the U.S., Bermuda and London – giving us an efficient platform for pursuing international and specialty business in the future.

As a result of our progress in advancing our long-term strategy, as well as the positive signs we are observing in the marketplace, we believe we are on track to return to profitability in 2013 and to drive meaningful long-term growth in the years ahead.

2012 Financial Results

Despite our progress in reaching our long-term goals, we fell short of our financial objectives for 2012 due to an $80.1 million after-tax loss from Superstorm Sandy and $50.9 million in after-tax charges for prior-year reserve strengthening, which we took during the year. As a result, we experienced a net operating loss for 2012 of $27.9 million or ($0.72) per share, compared with net operating income of $56.3 million, or $1.38 per diluted share in 2011. Excluding the losses from Superstorm Sandy and the reserve charges, our net operating income was $106.4 million or $2.74 per diluted share in 2012, and our operating return on equity (ROE) was 10.1 percent, in line with our ROE target of 10-12 percent. Gross premiums written and managed grew 8.8 percent to $1.97 billion, despite the termination of two underperforming programs that totaled $77 million. Excluding the impact of business that Tower managed on behalf of reciprocal

Tower Group 2012 Letter to Shareholders

exchanges, our net loss ratio was 73.5 percent compared with 67.6 percent in 2011, while our net combined ratio was 109.0 percent compared with 100.8 percent the prior year. Severe weather and reserve development increased our loss ratio by 12.6 points in 2012 and 6.5 points in 2011.

Superstorm Sandy

Although we are disappointed with these results, they must be evaluated within the context of the year’s unique challenges. One of these was Superstorm Sandy, which made landfall in New Jersey on October 29, 2012, devastating homes and businesses across the Northeast. This storm was the second costliest loss event the U.S. insurance industry has ever faced, causing an estimated $25 billion in total insured losses. It also represented the single largest catastrophic loss event in our company’s history, generating $80 million in after-tax losses for Tower.

A gauge of Sandy’s significance is that our gross losses from this storm alone exceeded the total combined catastrophe losses we had previously experienced throughout our 22-year history, including those resulting from Hurricane Irene. While our losses from Superstorm Sandy were significant, our share of the total insured loss was limited to less than three-quarters of one percent of the industry’s total. This figure represents less than half of our nearly two percent market share of insured homes and businesses in the affected region.

Superstorm Sandy and Hurricane Irene were two of the four most damaging windstorms to make landfall in the tri-state area of New York, New Jersey and Connecticut over the past hundred years, and the fact that they occurred within only 14 months of each other may create the misimpression that our Northeast business is prone to a frequency of major windstorm activity. In fact, catastrophic windstorm activity in the Northeast has been relatively infrequent over a period that extends back well into the nineteenth century. The last major hurricane that made a tri-state landfall prior to Sandy and Irene was Hurricane Carol in 1954, some 58 years ago.

Despite the fact that our business is not historically prone to excessive catastrophic activity, we are committed to further limiting our exposure in the Northeast by advancing the catastrophe mitigation strategy we developed following our 2010 acquisition of OneBeacon’s personal lines business. We accomplished this during 2012 by limiting the growth of the Northeast personal lines business that we underwrite through our stock insurance companies in favor of using the reciprocal exchanges that we manage to provide the capacity required to meet the needs of our Northeast customers and producers. In addition to this, for 2013, we have strengthened our reinsurance program to further reduce our net exposure in the Northeast and decrease our earnings volatility. We have also enhanced our catastrophe management capability by introducing additional analytical tools and resources to more accurately measure and control our catastrophe exposure.

Besides employing these measures to limit our exposure to Northeast windstorm losses, we continue to expand geographically to minimize our exposure to catastrophe losses in any single area. Our geographical expansion strategy includes extending our reach outside the Northeast in the United States, as well as expanding internationally through our participation in the specialty business underwritten by selected Lloyd’s syndicates.

Tower Group 2012 Letter to Shareholders

Although Superstorm Sandy was a devastating event, it created an opportunity for our team to demonstrate their commitment to customer service. Despite the fact that hundreds of Tower employees were personally affected and our headquarters building and two of our other offices were inaccessible for a week, our Disaster Response and Claims professionals immediately manned the phones, ultimately handling more than 30,000 customer claims. In addition to assisting our policyholders and agents, our employees supported each other in a unique time of hardship, giving generously to an internal assistance fund that Tower established for affected employees and volunteering their time and energy to outside recovery efforts.

Reserve Development

Our 2012 results were also impacted by an increase in our prior-year loss reserves, including our decision to take $50.9 million in after-tax charges during the year. We made this decision after conducting a comprehensive analysis of our prior-year accident reserves, which revealed some higher-than-expected loss emergence. This loss emergence primarily related to business that we had already terminated over the past several years but also included some profitable program business and other commercial business in which we increased the selected loss ratio to reflect updated loss trends. After careful review, and considering the modest adverse development that we noted in the first quarter of 2012, we determined that increasing our prior-year loss reserves in the second quarter of 2012 was a prudent step. This decision helped to strengthen our balance sheet and ensure that our future operating results would reflect the full profitability of our ongoing business. Despite the adverse reserve development, we are pleased with the outlook of our ongoing business, which remains profitable and continues to outperform the industry loss ratio by a significant margin.

Tower has a track record of strong underwriting profitability and reserve stability, and from our initial public offering (IPO) in 2004 to the first quarter of 2012, we recorded less than $25 million in prior-year development, including $7 million in our property lines in 2011 associated with a late December storm. During 2012, we took aggressive steps to prevent future adverse development in our business by re-underwriting and discontinuing less profitable longer-tail business and by shifting our business mix to more profitable and shorter-tail property and specialty business. We also introduced more detailed price monitoring protocols, maintained tighter controls on re-underwriting and non-renewal plans, and developed a market grading system to evaluate the long-term profit potential of our market segments and to assess their ability to withstand competitive pressures through all phases of the market cycle. Based on this grading system, we exited or reduced our writings in market segments that we deemed to be too competitive or where we had poor product positioning, and we accelerated our organic growth by developing a pipeline of new opportunities in market segments with greater profit potential. As a result of these actions, we believe our current business, as well as the business we plan to write in new markets, will be well positioned to achieve superior underwriting results.

In addition to our re-underwriting and market grading initiatives, Tower achieved overall premium increases during each quarter of 2012 for the first time in many years. The level of these increases grew and accelerated throughout the year, and by the fourth quarter we had achieved increases in every line of our business. In the aggregate, these increases are currently exceeding loss trends. While it takes time for premium increases to impact earned premium and accident year loss ratios, we expect the combined effects of our underwriting and pricing actions

Tower Group 2012 Letter to Shareholders

to produce a 2013 policy year loss ratio that is substantially lower than that of the 2012 policy year. While we are encouraged by these positive trends, we remain firmly committed to maintaining conservative accident year loss ratios, which will support a strong and stable reserve position going forward.

Accelerating Our Strategy Through the Canopius Bermuda Merger

Our merger with the Canopius Bermuda business is an important transaction for Tower that will position us to fulfill several of our primary business objectives. The foundation of the merger dates to 2011 when our Assumed Reinsurance business unit entered into a quota share reinsurance arrangement with the principal Lloyd’s syndicate of Canopius Group Limited, a privately owned international insurance and reinsurance group, which currently ranks as the tenth largest organization operating in the $38 billion Lloyd’s market. Through this transaction, we gained access to the specialty underwriting expertise and established global businesses of Canopius, which include a Lloyd’s managing agency and several Lloyd’s syndicates. We significantly expanded this relationship in 2012 by investing $75 million in Canopius and taking a minority ownership interest in the company of 10.7 percent.

In addition to this ownership interest, we received two distinct rights from Canopius. The first of these was a commitment from Canopius to assist us in establishing our own Lloyd’s presence. An important first step in this process was the establishment of a syndicate for 2013, which will be managed by Canopius but fully funded by Tower and will have the sole purpose of writing the estimated $130 million of quota share reinsurance business that Tower is to assume from Canopius over the coming year. Through our affiliation with Canopius, we have aligned our company with an established and highly experienced Lloyd’s participant, minimizing the risks associated with entering this business and giving us the in-house expertise required to build our own Lloyd’s platform over time. We also expect our relationship with Canopius to enable us to further expand and diversify our business and to accelerate the development of our specialty products in the U.S by giving us new specialty expertise and access to international markets.

The second right we received from Canopius was an option to merge Tower with certain of the Canopius Bermuda businesses. We exercised this option in the summer of 2012 and expect it to culminate in a merger transaction in the first quarter of 2013. We believe this merger will position Tower to build a profitable, diversified international specialty business that has the potential to create substantial long-term value for our stockholders. In conjunction with the merger, we will create an efficient Bermuda-domiciled holding company structure that will combine Tower’s businesses with the Bermuda-based businesses of Canopius with which we are merging and give us access to U.S, Bermuda and Lloyd’s markets. These businesses will provide a broadly diversified product offering of commercial, specialty, personal lines, reinsurance and international specialty products. Upon closing this transaction, we plan to shift our Assumed Reinsurance and international businesses to Bermuda and London. We will also begin to use our Bermuda platform to provide reinsurance to our U.S. businesses and our Lloyd’s operations, as well as to third-party insurance companies and managing general agencies.

The merger is expected to be immediately accretive, contributing more than five percent to our 2013 earnings per share, and we expect this contribution to increase to more than 15 percent by

Tower Group 2012 Letter to Shareholders

2014. We expect to achieve ROE of 13-15 percent in 2014. When ROE is calculated using tangible book value, which is an important metric to our company that excludes goodwill from the many acquisitions Tower has completed in recent years, we expect our operating return on tangible equity (ROTE) in 2014 to be 18-20 percent, which aligns with the average returns Tower achieved in the first five years following our IPO in 2004. Going forward, we intend to manage our capital to continue to achieve ROTE consistent with our 2014 target.

Entering the Next Phase of Growth

In positioning Tower to become an international specialty company, our merger with the Canopius Bermuda business marks the beginning of a new phase of growth for our company. With this in mind, I’d like to provide some historical background on our growth path to date and explain how the merger aligns with our overall strategy.

From 2005 until 2009, Tower primarily delivered commercial products to small and mid-sized customers in the Northeast. During this period, we established a track record for strong operating performance, maintaining an average ROE of 19.9 percent. We achieved this high level of profitability by utilizing a business model that supported our premium writings both with our own capital and with capital provided by third-party reinsurers and other insurance companies, thereby enabling us to generate additional commission and fee income. In 2006, we sponsored the formation of CastlePoint Holdings, a Bermuda reinsurance company, which reduced our need for other reinsurers and insurance companies and provided us with a reliable source of third-party capital that further strengthened our business model and positioned us to maintain strong profitability.

In 2009, global economic and market dynamics deteriorated, requiring us to enter a new business phase. We responded by developing a proactive strategy to position Tower for success in this environment, and in February 2009, we set the stage to execute this strategy by acquiring CastlePoint. This transaction increased our capital base from $318 million at year-end 2008 to more than $1 billion by year-end 2009. However, it also eliminated the profitable business model we had utilized since our IPO in 2004, and it more than doubled our number of shares, presenting us with the internal challenge of short-term earnings dilution. We minimized this dilution by quickly deploying our excess capital through a series of accretive acquisitions, which expanded our primarily commercial product platform to include personal and specialty lines, positioned us in new U.S. markets and gave us the expertise to enter the international arena. In 2010, we developed a new five-year business plan designed to facilitate these initiatives and build a larger, more diversified and more profitable specialty insurance company. This plan set five primary goals:

•	Transform Tower from a regional company into a global specialty insurance company

•	Develop a robust platform of commercial, personal and specialty products

•	Enhance our business model to drive profitability

•	Improve our systems and infrastructure to support growth

•	Exceed our ROE target of 10-12 percent by 2014

Tower Group 2012 Letter to Shareholders

As we have executed this plan over the last three years, we have faced considerable external challenges, including persistent market and economic pressures and unusually severe catastrophic activity in the Northeast. Despite this, we have made steady progress in every area. We have built strong commercial and personal lines businesses, established a specialty business and extended our reach across the U.S, rapidly exceeding our original growth plan. We have generated additional fee income through the management of reciprocal insurance exchanges. We have invested in new technology systems and processes and built our management team to support our growing needs. We have also maintained solid financial performance, and excluding the impact from Irene in 2011 and Sandy in 2012 as well as the reserve charges we took in 2012, we have delivered ROE of 10-12 percent, which is consistent with the short-term target we set for this build-out phase. Our merger with the Canopius Bermuda business represents the last major step in completing our five-year plan. Through it we will enter a new phase of growth during which we will focus on further diversifying our business platform, fueling profitability, driving increased ROE and completing Tower’s transformation into an international specialty company.

Driving Organic Growth

In addition to orchestrating the Canopius Bermuda merger during 2012, we continued to implement our organic growth initiative, which we developed in 2011 to expand and diversify our product platform, improve our existing business units and create new business units, and strengthen our business processes related to generating organic growth.

During 2012, we supported progress in all of these areas by redesigning our organizational structure and implementing our franchise concept. The goal of our franchise concept is to decentralize our business units in order to make them more entrepreneurial while strengthening Tower’s corporate-level risk management controls, including those related to underwriting, actuarial and catastrophe management. To provide leadership for our franchises, we recruited high-caliber senior executives with in-depth product, underwriting and market expertise in the commercial, personal and specialty businesses. We also improved our internal capabilities in marketing, product development and business development by establishing a market intelligence department, which is identifying new product opportunities and leveraging our established relationships with strategic partners to expand our product and market knowledge and enhance our analytical capabilities. Finally, we formed a new corporate development business unit staffed with experienced senior executives who are working to cultivate new businesses and to customize products for key distribution partners, enabling us to expand into profitable products and markets.

These efforts enabled Tower to continue to expand and diversify our product platform in 2012. In our specialty business, we leveraged our Assumed Reinsurance platform to forge alliances with reinsurers and Lloyd’s syndicates that have valuable specialty product expertise and access to attractive markets. Assumed Reinsurance, which was formed in 2011, delivered strong performance, posting gross written premiums of $148 million for 2012. We also drove continued product expansion in our personal and commercial lines businesses. In personal lines, we enhanced our package policies to appeal to more affluent customers and continued to extend our reach across the nation. In commercial lines, we expanded our focus on workers compensation

Tower Group 2012 Letter to Shareholders

for small businesses, developed new inland marine and surety products, and launched a National Commercial Property business unit to increase our underwriting activity in this profitable segment.

To improve the efficiency of our product delivery process, we continued to upgrade our technology during the year, replacing our legacy systems with new platforms that link our entire organization across key functional areas, including policy administration, claims and billing. This included launching a new personal lines system, which is slated to replace the OneBeacon system we have relied on since 2010, eventually eliminating the servicing costs we pay to use this platform. We plan to leverage the technology platform we have developed for personal lines to upgrade our systems capabilities for other lines of business, including commercial lines, which we plan to implement in 2013. The development of our technology platform for personal and commercial lines represents a major step in the technology initiative we started in 2011, which is focused on generating efficiency and reducing operating costs. We are on track to complete the majority of our technology upgrades in 2014, and we expect this investment to contribute to a decreasing expense ratio over time.

Moving Forward

As I mentioned previously, we developed our five-year business plan in 2010 to build a larger, more diversified and more profitable specialty insurance company, and as we have executed this plan, we have faced both internal and external challenges. Our primary internal challenge was created by the considerable increase in our capital base that we achieved largely through our 2009 merger with CastlePoint, and our need to deploy this capital quickly to minimize earnings dilution as we accomplished our five-year goals. Over the past three years, we have also faced formidable external challenges, including extremely competitive market conditions, a sluggish economy, a low interest rate environment and unprecedented catastrophic events in the Northeast. Despite these challenges, we have made steady progress in accomplishing our five-year goals and laying a strong foundation for the future, while maintaining solid financial performance and meeting our internal targets.

In 2013, we will enter a new phase of growth, during which we will continue to execute our five-year plan with the goal of completing all aspects of this plan by 2014. Over the next two years, we will continue to implement our organic growth initiative to expand our products, make our business units more entrepreneurial and improve our business processes. We will also continue to strengthen our infrastructure, including our technology platform and organizational structure, in order to support our growth, increase our scale and lower our expense ratio while enhancing our customer experience. In the first quarter of 2013, we expect to finalize the Canopius Bermuda merger, and in the coming months, we plan to use our new corporate structure to facilitate our ongoing expansion into global markets. During 2012, we began to see positive trends in our industry and in the overall economy, and we expect these conditions to continue during 2013, providing us with a favorable environment for executing our growth plans. As a result of this improvement, along with our progress in overcoming internal and external challenges, we believe we are well positioned to accomplish all of the goals of our five-year plan by 2014, including exceeding our ROE target of 10-12 percent and returning to the level of profitability we achieved during the first phase of our history after we went public in 2004.

Tower Group 2012 Letter to Shareholders

As we move forward, our management team would like to thank our constituents, including our valued stockholders, business partners, employees, producers and customers, for your many contributions to our success. We are sincerely grateful for your past support of Tower, and we look forward to sharing our ongoing progress with you.

Michael H. Lee

Chairman of the Board, President

and Chief Executive Officer

March 1, 2013

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